Exhibit 99.1

Mesa Royalty Trust Announces Approval of Continued Trading on NYSE

MESA ROYALTY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

AUSTIN, TEXAS October 21, 2008 - On September 22, 2008, The Bank of New York Mellon Trust Company, N.A., the Trustee of Mesa Royalty Trust (the “Trust”) (NYSE: MTR), submitted to the New York Stock Exchange, Inc. (the “NYSE”) a request for an additional six-month trading period in light of the Trust’s failure to file its annual report on Form 10-K for the period ending December 31, 2007 (the “2007 Form 10-K”).  As previously disclosed, the Trust failed to file its 2007 Form 10-K timely pursuant to Section 203.01 (Reporting Financial Information to Shareholders) of the NYSE’s Listed Company Manual and, as a result, is subject to the procedures under Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.

On October 16, 2008, the NYSE informed the Trustee that the request for the additional trading period was approved giving the Trust until December 1, 2008 to complete and file the 2007 Form 10-K, subject to reassessment on an ongoing basis and compliance with the milestones and timing outlined in the request for the additional six-month trading period.

The Trust’s units remain listed on the NYSE under the symbol MTR, but have been assigned a “.LF” indicator by the NYSE to signify that the Trust is on the “late filer” list.  The Trust will remain on the late filer list until such time as the Trust is current with all of its periodic reports filed with the Securities and Exchange Commission.  Although the Trust intends to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that it will be able to do so.

The Trust is awaiting the completion of reserve information by the Trust’s independent reserve engineer, and the Trustee intends to complete the audited financial statements for the year ended December 31, 2007 and to file the 2007 Form 10-K as soon as possible after receipt of this information.

Contact:	Mesa Royalty Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
1(800) 852-1422

www.businesswire.com/cnn/mtr.htm

919 Congress Avenue, Austin, TX 78701